Exhibit 99.4

U.S. SECURITIES AND EXCHANGE COMMISSION

Securities Exchange Act of 1934
Release No. 53129 / January 17, 2006

The Securities and Exchange Commission today announced the temporary suspension, pursuant to Section 12(k) of the Securities Exchange Act of 1934 (“Exchange Act”), of trading of the securities of Smart Online, Inc. (the "Company") (stock symbol SOLN) at 9:30 a.m. EST, January 17, 2006 through 11:59 p.m. EST, on January 30, 2006.

The Commission temporarily suspended trading in the securities of the Company because of possible manipulative conduct occurring in the market for the Company’s stock.

The Commission cautions brokers, dealers, shareholders, and prospective purchasers that they should carefully consider the foregoing information along with all other currently available information and any information subsequently issued by the Company.

Further, brokers and dealers should be alert to the fact that, pursuant to Rule 15c2-11 under the Exchange Act, at the termination of the trading suspension, no quotation may be entered unless and until they have strictly complied with all of the provisions of the rule. If any broker or dealer has any questions as to whether or not it has complied with the rule, it should not enter any quotation but immediately contact the staff of the Securities and Exchange Commission in Washington, D.C. If any broker or dealer is uncertain as to what is required by Rule 15c2-11, it should refrain from entering quotations relating to the Company's securities until such time as it has familiarized itself with the rule and is certain that all of its provisions have been met. If any broker or dealer enters any quotation that is in violation of the rule, the Commission will consider the need for prompt enforcement action. For questions related to the operation of Rule 15c2-11, please contact the Division of Market Regulation, Office of Interpretation and Guidance, at (202) 551-5760.

Any broker, dealer or other person with information relating to this matter is invited to call Gerald A. Gross, Assistant Regional Director, in the Northeast Regional Office of the Securities and Exchange Commission, at (212) 336-0085 or grossg@sec.gov.